EXHIBIT 3.4
AMENDMENT NO. 1
TO
BY-LAWS
OF
GREENHUNTER ENERGY, INC.
     Effective as of October 19, 2009, the By-laws of GreenHunter Energy, Inc., a Delaware corporation (the “Corporation”), are amended in the following respects:
     The entire paragraph of “Section 3.3. Number; Election; Term; Qualification” in “Article III - Board of Directors” in the Bylaws shall be deleted in its entirety and shall be replaced with the following:
“The number of directors of the corporation shall be no less than one or such other minimum number as is required by law. The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this amendment to the By-laws, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting following this amendment to the By-laws adoption, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the third annual meeting of stockholders following the adoption and filing of this amendment to the By-laws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting”.
     The undersigned Secretary of the Corporation hereby certifies that the foregoing amendment to the Corporation’s By-laws were duly adopted by the Shareholders and Board of Directors of the Corporation as of October 19, 2009, effective as of such date.

GREENHUNTER ENERGY, INC.
By:	/s/ Morgan F. Johnston
Morgan Johnston, Senior Vice President,
General Counsel and Secretary